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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                         DATE OF REPORT: APRIL 22, 1997

                             FIRST FINANCIAL BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                        COMMISSION FILE NUMBER : 0-12499



             CALIFORNIA                                 94-28222858
     (STATE OR OTHER JURISDICTION OF                  (I.R.S.EMPLOYER
      INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)



701 SOUTH HAM LANE, LODI, CALIFORNIA                       95242
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)



                                 (209)-367-2000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                       NA
                 (FORMER NAME OR IF CHANGED SINCE LAST REPORT.)

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ITEM 5.      OTHER EVENTS

EARNINGS FOR THE QUARTER ENDED MARCH 31, 1997

First Financial Bancorp, parent company of Bank of Lodi, reports earnings for the quarter ended March 31, 1997, were $340,000, or $.25 per share, compared to earnings of $128,000, or $.10 per share, for the comparable prior year quarter. Annualized return on average assets and equity were 1.16% and 11.4%, respectively, compared to .49% and 4.4%, respectively, for the prior year quarter.

While earnings benefited from improvement in net interest margin and a 33% increase in SBA and mortgage operations, certain income and expense items were impacted by several significant items. Loan loss recoveries were realized on several loans that had been charged off in previous years and resulted in a negative loan loss provision of $80,000 and added approximately $445,000 to interest income. Noninterest expenses increased relative to the prior year quarter due to expense accruals related to the increase in quarterly profitability, expenses associated with the resolution of nonearning assets, and amortization of the investment in three new branches acquired from Wells Fargo Bank. Those expense items totaled approximately $300,000 for the current year quarter compared to the comparable quarter in 1996.

Total assets at March 31, 1997, were $140 million, representing a 34% increase over December 31, 1996, and reflecting the impact of acquiring three branches from Wells Fargo Bank in Galt, Plymouth, and San Andreas, California.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 First Financial Bancorp


Date April 22, 1997                              /s/ David M. Philipp
     --------------                              --------------------
                                                 David M. Philipp
                                                 Executive Vice-President & CFO
                                                 Corporate Secretary

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